FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-262701-05

The information in this supplement is not complete and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This supplement is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THE PRELIMINARY PROSPECTUS TO WHICH THIS IS A SUPPLEMENT, DATED NOVEMBER 7, 2023, MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

SUPPLEMENT
(To Prospectus Dated November 2, 2023)

$486,555,000 (Approximate)

BENCHMARK 2023-V4 MORTGAGE TRUST
(Central Index Key number 0001992084)
Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)
Depositor

Citi Real Estate Funding Inc.

(Central Index Key number 0001701238)

German American Capital Corporation

(Central Index Key number 0001541294)

Goldman Sachs Mortgage Company

(Central Index Key number 0001541502)

Bank of Montreal

(Central Index Key number 0000927971)

Barclays Capital Real Estate Inc.

(Central Index Key Number 0001549574)

JPMorgan Chase Bank, National Association

(Central Index Key number 0000835271)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2023-V4

This is a supplement to the prospectus dated November 2, 2023 (the “Preliminary Prospectus”). Capitalized terms used in this supplement but not defined herein have the same meanings as they would in the Preliminary Prospectus.

1.	The reference to “KKR CMBS III Aggregator Category 2 L.P.” in the first sentence of footnote (10) to the table under “CERTIFICATE SUMMARY” in the Preliminary Prospectus is hereby replaced with “KKR CMBS IIII Aggregator Category 2 L.P.”

2.	The first sentence of the second paragraph of the section entitled “SUMMARY OF TERMS—Relevant Parties—Special Servicer” in the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

K-Star Asset Management LLC is an affiliate of KKR CMBS IIII Aggregator Category 2 L.P., which is expected on the closing date to:  (a) purchase the Class E-RR, Class F-RR, Class G-RR, Class J-RR and Class K-RR Certificates; and (b) appoint itself as the initial controlling class representative and the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder.

3.	The seventh paragraph of the section entitled “SUMMARY OF TERMS—Relevant Parties—Controlling Class Representative” in the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

KKR CMBS IIII Aggregator Category 2 L.P. is expected on the closing date, to (i) purchase the Class E-RR, Class F-RR, Class G-RR, Class J-RR and Class K-RR certificates, and (ii) to appoint itself as the initial controlling class representative; and it or an affiliate may purchase additional certificates.

4.	The eighth paragraph of the section entitled “RISK FACTORS—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer” in the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

It is expected that KKR CMBS IIII Aggregator Category 2 L.P. will be the initial controlling class representative and, as such, will be the initial directing holder with respect to the serviced mortgage loans

(Continued on next page)

Citigroup	Goldman Sachs & Co. LLC	BMO Capital Markets	Barclays	J.P. Morgan	Deutsche Bank Securities
Co-Lead Managers and Joint Bookrunners
Academy Securities Co-Manager				Siebert Williams Shank Co-Manager
The date of this Supplement is November 7, 2023

and any related serviced companion loans (other than any serviced outside controlled whole loan or any trust subordinate companion whole loan). It is expected that KKR CMBS IIII Aggregator Category 2 L.P. will appoint its affiliate, K-Star Asset Management LLC, to act as the initial special servicer with respect to the serviced mortgage loans and any related serviced companion loans (other than any excluded special servicer mortgage loan or trust subordinate companion whole loan).

5.	The first sentence of the section entitled “RISK FACTORS—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” in the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

It is expected that KKR CMBS IIII Aggregator Category 2 L.P. will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder.

6.	The fourth paragraph of the section entitled “RISK FACTORS—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” in the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

It is anticipated that KKR CMBS IIII Aggregator Category 2 L.P. will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder.

7.	The third paragraph of the section entitled “TRANSACTION PARTIES—Servicers—The Special Servicer” in the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

K-Star is an affiliate of KKR CMBS IIII Aggregator Category 2 L.P., which is (x) the controlling class representative under the Pooling and Servicing Agreement and (y) the Retaining Third Party Purchaser and retaining party expected to purchase the Class E-RR, Class F-RR, Class G-RR, Class J-RR and Class K-RR Certificates with respect to the transaction contemplated by the Pooling and Servicing Agreement (the “Benchmark 2023-V4 securitization”).

8.	The reference to “KKR CMBS III Aggregator Category 2 L.P.” in the first sentence of the second bulleted clause of the first paragraph of the section entitled “CREDIT RISK RETENTION—General” in the Preliminary Prospectus is hereby replaced with “KKR CMBS IIII Aggregator Category 2 L.P.”.

9.	The first two paragraphs under the section entitled “CREDIT RISK RETENTION—HRR Certificates—The Retaining Third Party Purchaser” in the Preliminary Prospectus are hereby deleted in their entirety and replaced with the following:

KKR CMBS IIII Aggregator Category 2 L.P. (“KKR Aggregator”), a Delaware limited partnership, is expected, to (i) act as the initial Retaining Third Party Purchaser and (ii) retain the Class E-RR, F-RR, G-RR, Class J-RR, and Class K-RR certificates. KKR Aggregator or an affiliate may purchase additional certificates.

KKR Aggregator was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”). As of June 30, 2023, KKR Aggregator has purchased no offerings of CMBS B-Piece Securities subsequent to the implementation of the Credit Risk Retention Rules. KKR Aggregator is advised by Kohlberg Kravis Roberts & Co. L.P. (“KKR”). KKR is an experienced commercial real estate debt investor. Certain senior members of KKR’s real estate credit team have over 17 years of CMBS experience as of June 30, 2023. Funds advised by KKR have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-Piece Securities. As of June 30, 2023, funds advised by KKR own 147 separate real estate credit investments. As of June 30, 2023, KKR is responsible for approximately $519 billion in client or limited partner assets under management. KKR is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

10.	The third sentence of the eleventh paragraph under the section entitled “THE POOLING AND SERVICING AGREEMENT—Directing Holder—General” in the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

The initial Controlling Class Representative is expected to be KKR CMBS IIII Aggregator Category 2 L.P.

____________________

The information in this supplement supersedes any conflicting information contained in the Preliminary Prospectus and any other prior similar materials relating to the offered certificates. In all other respects, except as modified by the immediately preceding changes, the Preliminary Prospectus remains unmodified.